Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements of CareFusion consist of unaudited pro forma condensed combined statements of earnings for the fiscal years ended June 30, 2009, 2008, and 2007 and an unaudited pro forma combined balance sheet as of June 30, 2009. The unaudited pro forma condensed combined financial statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited combined financial statements and the corresponding notes, both included in our Annual Report on Form 10-K for the period ending June 30, 2009.

The unaudited pro forma condensed combined financial statements included herein have been derived from our historical combined financial statements included in our Annual Report on Form 10-K for the period ending June 30, 2009 and do not necessarily reflect what our financial position and results of operations would have been if we had operated as an independent, publicly-traded company during the periods shown. In addition, they are not necessarily indicative of our future results of operations or financial condition. The assumptions and estimates used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances.

The unaudited pro forma condensed combined statements of earnings for the fiscal years ended June 30, 2009, 2008 and 2007, reflect our results as if the separation and related transactions described below had occurred as of July 1, 2008, 2007, and 2006, respectively. The unaudited pro forma condensed combined balance sheet as of June 30, 2009 reflects our results as if the separation and related transactions described below had occurred as of such date.

The unaudited pro forma condensed combined statement of earnings data for the fiscal year ended June 30, 2009 and the condensed combined balance sheet data as of June 30, 2009 have been adjusted to give effect to the following transactions:

•	the contribution by Cardinal Health to us of the assets and liabilities that comprise our business;

•

the sale by us of $250 million in aggregate principal amount of 4.125% senior notes due 2012, $450 million in aggregate principal amount of 5.125% senior notes due 2014 and $700 million in aggregate principal amount of 6.375% senior notes due 2019 in a transaction exempt from registration under the Securities Act;

•

the issuance of approximately 221.2 million shares of our common stock of which approximately 179.8 million shares were distributed to holders of Cardinal Health common shares. Cardinal Health will retain 19% of our total shares outstanding or approximately 41.4 million shares. This number of shares is based upon the number of Cardinal Health common shares outstanding on June 30, 2009 and a distribution ratio of 0.5 shares of CareFusion common stock for each Cardinal Health common share;

•	post-separation capital structure;

•

the impact of a separation agreement, a tax matters agreement, a transition services agreement, an employee matters agreement and other commercial agreements between us and Cardinal Health and the provisions contained therein;

•

the impact of removing certain businesses that manufacture and sell surgical and exam gloves, surgical drapes and apparel and fluid management products in the U.S. market included in our historical Medical Technologies and Services segment that will be retained by Cardinal Health; and

•	settlement of intercompany account balances between us and Cardinal Health.

The unaudited pro forma condensed combined financial statements do not include certain non-recurring separation costs that we expect to incur in connection with the separation. Excluded are one-time expenditures related to employee-related costs, costs to start up certain stand-alone functions and information technology systems, and other one-time transaction-related costs. We expect to fund these costs through cash from operations, cash on hand and, if necessary, cash available from credit facilities.

For the fiscal year ended June 30, 2009, Cardinal Health allocated to us general corporate expenses in the amount of $406 million. General corporate expenses include, but are not limited to, costs related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, and stock-based compensation. Effective with the separation, we will assume responsibility for all of these functions and related costs and anticipate our costs as a stand-alone entity will be higher than those allocated to us from Cardinal Health. In the first year following the separation, these operating costs are estimated to be approximately $25 million to $30 million higher than the general corporate expenses historically allocated from Cardinal Health to us. No pro forma adjustments have been made to our financial statements to reflect the additional costs and expenses described in this paragraph because they are projected amounts based on judgmental estimates and, as such, are not includable as pro forma adjustments in accordance with the requirements of Rule 11-02 of Regulation S-X.

The unaudited pro forma condensed combined statement of earnings data for fiscal years 2008 and 2007 have been adjusted to give effect to the impact of removing certain businesses that manufacture and sell surgical and exam gloves, surgical drapes and apparel and fluid management products in the U.S. market included in our historical Medical Technologies and Services segment that will be retained by Cardinal Health.

CAREFUSION CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

FISCAL YEAR ENDED JUNE 30, 2009

	Historical	Separation Adjustments(a)		Businesses Retained by Cardinal Health(b)		Financing Adjustments		Pro Forma
	(unaudited)
	(in millions, except per share amounts)
Revenue	$4,501	$92		$(886)		$—		$3,707
Cost of Products Sold	2,519	81		(643)		—		1,957

Gross Margin	1,982	11		(243)		—		1,750
Selling, General and Administrative Expenses	1,155	11		(97)		—		1,069
Research and Development Expenses	165	—		(4)		—		161
Restructuring and Acquisition Integration Charges	73	—		(1)		—		72

Operating Earnings	589	—		(141)		—		448
Interest Expense and Other, Net	103	—		(2)		2	(c)	103
Royalty (Income) and Other, Net Received from Parent	(233)	—		233	(d)	—		—

Earnings Before Income Taxes	719	—		(372)		(2)		345
Provision for Income Taxes	151	(7	)(e)	(96	)(e)	(1	)(e)	47

Net Earnings	$568	$7		$(276)		$(1)		$298

Basic Earnings per Share								$1.35	(f)
Diluted Earnings per Share								$1.34	(g)
Weighted Average Number of Shares Outstanding:
Basic								221.2	(f)
Diluted								222.5	(g)

CAREFUSION CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

FISCAL YEAR ENDED JUNE 30, 2008 AND 2007

	Historical	Businesses Retained by Cardinal Health(b)		Pro Forma
	(unaudited)
	(in millions)
Fiscal Year Ended June 30, 2008
Revenue	$4,518	$(834)		$3,684
Cost of Products Sold	2,472	(564)		1,908

Gross Margin	2,046	(270)		1,776
Selling, General and Administrative Expenses	1,104	(75)		1,029
Research and Development Expenses	162	(5)		157
Restructuring and Acquisition Integration Charges	37	(2)		35
Acquired In-Process Research and Development	18	—		18

Operating Earnings	725	(188)		537
Interest Expense and Other, Net	67	20		87
Royalty (Income) and Other, Net Received from Parent	(189)	189	(d)	—

Earnings Before Income Taxes	847	(397)		450
Provision for Income Taxes	184	(71	)(e)	113

Net Earnings	$663	$(326)		$337

	Historical	Businesses Retained by Cardinal Health(b)		Pro Forma
	(unaudited)
	(in millions)
Fiscal Year Ended June 30, 2007
Revenue	$3,478	$(819)		$2,659
Cost of Products Sold	1,911	(563)		1,348

Gross Margin	1,567	(256)		1,311
Selling, General and Administrative Expenses	890	(66)		824
Research and Development Expenses	103	(2)		101
Restructuring and Acquisition Integration Charges	24	(2)		22
Acquired In-Process Research and Development	85	—		85

Operating Earnings	465	(186)		279
Interest Expense and Other, net	55	7		62
Royalty (Income) and Other, net Received from Parent	(208)	208	(d)	—

Earnings before Income Taxes	618	(401)		217
Provision for Income Taxes	116	(78	)(e)	38

Net Earnings	$502	$(323)		$179

CAREFUSION CORPORATION

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2009

	Historical		Separation Adjustments(a)		Businesses Retained by Cardinal Health(b)	Financing Adjustments		Pro Forma
	(unaudited)
	(in millions)
ASSETS
Cash and Equivalents	$783		$27		$(157)	$(13	)(h)	$640
Trade Receivables, Net	552		(6)		(79)	—		467
Current Portion of Net Investment in Sales-Type Leases	391		—		—	—		391
Inventories, Net	563		20		(131)	—		452
Prepaid Expenses and Other	101		—		(39)	—		62

Total Current Assets	2,390		41		(406)	(13)		2,012

Property and Equipment, Net	574		—		(175)	—		399
Net Investment in Sales-Type Leases, Less Current Portion	919		—		—	—		919
Goodwill and Other Intangibles, Net	4,404		—		(672)	—		3,732
Other Assets	62		—		(5)	8	(h)	65

Total Assets	$8,349		$41		$(1,258)	$(5)		$7,127

LIABILITIES AND EQUITY
Current Portion of Long-Term Obligations and Other Short-Term Borrowings	$130	(i)	$—		$—	$(129	)(i)	$1
Accounts Payable	154		41		(54)	—		141
Other Accrued Liabilities	478		—		(66)	(1)		411

Total Current Liabilities	762		41		(120)	(130)		553

Long-Term Obligations, Less Current Portion, Including Debt Allocated from Parent	1,159	(m)	—		—	230	(i)	1,389
Deferred Income Taxes and Other Liabilities	977		(27	)(j)	(107)	—		843

Total Liabilities	2,898		14		(227)	100		2,785

Parent Company Investment	5,506		(5,506	)(k)	—	—		—
Accumulated Other Comprehensive Income	(55)		—		23	—		(32)
Preferred Stock, $0.01 Par Value, Authorized; Issued and Outstanding on a Pro Forma Basis	—		—	(k)	—	—		—
Common Stock, $0.01 Par Value, Shares Authorized; 221.2 Issued and Outstanding on a Pro Forma Basis	—		2	(l)(k)	—	—		2
Additional Paid in Capital	—		5,531	(k)	(1,054)	(105)		4,372

Total Equity	5,451		27		(1,031)	(105)		4,342

Total Liabilities and Equity	$8,349		$41		$(1,258)	$(5)		$7,127

CAREFUSION CORPORATION

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a) Represents the anticipated impact of a separation agreement, a tax matters agreement, an employee matters agreement, a transition services agreement and other commercial agreements which will be in place at the time of the separation. The impacts of these agreements were determined based on the anticipated contractual provisions of the final agreements in comparison with our historical operations on an as managed basis. Any difference between the as managed basis and the impacts of these agreements are presented as a separation adjustment. The individual effects of each agreement are detailed in the table below:

As of and for the fiscal year ended June 30, 2009 (in millions):

	Tax Matters Agreement	Transition Services Agreement	Other Commercial Agreements	Total Separation Adjustments
Earnings Data:
Revenue	$—	$—	$92	$92
Gross Margin	—	—	11	11
Operating Earnings (Loss)	—	(11)	11	—
Provision (Benefit) for Income Taxes	(7)	(4)	4	(7)
Net Earnings (Loss)	7	(7)	7	7
Balance Sheet Data:
Current Assets	—	6	35	41
Total Assets	—	6	35	41
Current Liabilities	—	13	28	41
Total Liabilities	(27)	9	32	14
Total Equity	27	(3)	3	27

The separation agreement and employee matters agreement, which will also be in place at the time of the separation, are not expected to have a material impact on our financial position or results of operations and have not been included within the Separation Adjustments.

The increase in revenue and gross margin associated with the other commercial agreements primarily relates to manufactured products that have been historically sold on an intercompany basis to Cardinal Health and eliminated in consolidation. Subsequent to the separation and based on the terms of the other commercial agreements, these sales will be third-party sales by us to Cardinal Health that will reflect higher pricing and costs. The impact of these new third-party sales and pricing are reflected as higher revenues, gross margin, operating earnings, provision for income taxes and net earnings. In addition, the pro forma balance sheet at June 30, 2009, reflects the transfer of certain balance sheet amounts to Cardinal Health (cash, accounts receivable, inventory and accounts payable) based on the terms of the other commercial agreements. The impact on the pro forma balance sheet for the transition services agreement reflects the transfer of cash and accounts payable based on the terms of the agreement.

See note (j) below for discussion of the pro forma impacts of the tax matters agreement.

(b) Represents the impact of removing the historical results of certain businesses that manufacture and sell surgical and exam gloves, surgical drapes and apparel and fluid management products in the U.S. market included in our historical Medical Technologies and Services segment that were historically managed by us. These businesses are continuing businesses that will be retained by Cardinal Health.

(c) Reflects a change to interest expense and amortization of debt issuance costs in connection with debt securities we have issued as part of our separation from Cardinal Health. The pro forma impact was based on $1.4 billion of debt securities issued with a weighted average interest rate of 5.6%, a weighted average life of 7 years, and an aggregate debt discount of $18 million. We capitalized debt issuance costs of approximately $10 million in connection with the debt arrangements described in note (i) below.

The adjustment of $2 million in the fiscal year ended June 30, 2009, represents the estimated increase in interest expense and related amortization of debt issuance costs associated with the debt arrangements as compared to the interest expense allocated to us by Cardinal Health during the same period.

(d) Reflects the removal of royalty income and other paid to us by Cardinal Health under various royalty agreements. As a result of the separation, we no longer receive income from these agreements. The intellectual property underlying the royalty income remained with Cardinal Health.

(e) Adjusted to reflect the income tax effects of the pro forma adjustments at the applicable tax rates. The pro forma effective tax rates for the periods shown are as follows:

Fiscal Years Ended June 30,
2009	2008	2007
13.6%	25.1%	17.5%

The effective tax rate for CareFusion on a historical basis was 21.0%, 21.8%, and 18.8% for the fiscal years ended June 30, 2009, 2008 and 2007, respectively. In general, an overall increase in the annual effective tax rate is expected from a historical basis to a pro forma basis, which is reflective that certain lines of businesses that are being retained by Cardinal Health are located in jurisdictions with relatively lower income tax rates. The change between the pro forma effective tax rate for fiscal year ended June 30, 2009 compared with the historical rate is primarily due to a claim filed with the IRS in the third quarter of fiscal year 2009 related to secured loan transactions involving certain of our sales-type lease receivables.

The provision for income taxes for each separate column presented in the pro forma condensed combined statement of earnings was determined by first calculating income tax expense associated with the final pro forma results as if CareFusion filed a separate, stand-alone consolidated income tax return. The columns entitled “Separation Adjustments” and “Financing Adjustments” were determined using the statutory tax rate in effect in the respective tax jurisdictions during the periods presented. The remaining difference in the provision for income taxes on a historical basis and the pro forma calculation was allocated to discontinued operations.

(f) Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding are based on the number of CareFusion shares issued and outstanding on the separation date. See note (l) below.

(g) Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding reflect potential common shares from Cardinal Health equity plans in which our employees participate based on the distribution ratio. While the actual impact on a go-forward basis will depend on various factors, we believe the estimate yields a reasonable approximation of the dilutive impact of Cardinal Health equity plans.

(h) Reflects cash paid to Cardinal Health of $13 million based upon the anticipated post-separation capital structure that includes all cash residing in our international legal entities plus approximately $100 million of domestic cash, less debt issuance costs of $10 million described in note (c) above.

(i) The historical long-term debt obligations, including the current portion of such obligations, presented on the pro forma condensed combined balance sheet includes that portion of long-term debt that was allocated to us by Cardinal Health for the purpose of presenting the financial statements reflecting our historical operations prior to the separation, but for which we will not be liable after the separation. This debt is not being assumed by us in connection with the separation and we will have no obligation to make payments relating to this indebtedness.

The amounts shown under Financing Adjustments represent a $129 million decrease in current maturities of long-term debt and a $230 million increase in long-term debt associated with the offer and sale by us of $1.4 billion of senior notes on July 14, 2009, net of an aggregate discount of $18 million. We have no current maturities in connection with this debt issuance. The debt balance at the time of the separation was determined based on internal capital planning and considered the following factors and assumptions: investment grade credit rating, anticipated business plan, operating activities, general economic contingencies, optimal debt levels and desired financing capacity.

(j) Reflects an adjustment to deferred income taxes and other liabilities of $27 million comprised of gross contingent tax liabilities of $36 million related to unresolved tax matters that will be retained by Cardinal Health in connection with the separation, offset by a reduction of tax benefits for interest and state taxes of $9 million resulting from the relief of the liability, as set forth in the tax matters agreement that was entered into with Cardinal Health. Additionally, there will be certain indemnifications extended between Cardinal Health and us in accordance with the terms of the tax matters agreement. We will record a liability necessary to recognize the fair value of such indemnifications related to the separation. We are currently in the process of determining the impact, if any, on the amount of the liability currently recorded.

(k) Represents the distribution of approximately $1.4 billion of cash to Cardinal Health associated with the issuance of senior notes discussed in note (i) above. In addition, includes the reclassification of Cardinal Health’s net investment in us, which was recorded in parent company equity, into additional paid-in-capital and the balancing entry to reflect the par value of our outstanding common stock.

(l) Represents the issuance of approximately 221.2 million outstanding shares of common stock at a par value of $0.01 per share.

Approximately 179.8 million shares were distributed to holders of Cardinal Health common shares, at a ratio of 0.5 shares of CareFusion common stock for each Cardinal Health common share. Cardinal Health retained 19% of our total shares outstanding or approximately 41.4 million shares.

(m) The historical long-term debt obligations presented on the pro forma condensed combined balance sheet includes that portion of long-term debt that was allocated to us, but not assumed by us, by Cardinal Health. We have no obligations to make any payments relating to this indebtedness allocated to us by Cardinal Health.